Exhibit 3.37

CERTIFICATE OF INCORPORATION

OF

WIRELESS SYSTEMS PURCHASING II CORPORATION

ARTICLE I. NAME

The name of this Corporation is Wireless Systems Purchasing II Corporation

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III. PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV. DURATION

This Corporation is to have perpetual existence.

ARTICLE V. AUTHORIZED SHARES

This Corporation is authorized to issue 3,000 shares of Common Stock, par value $0.001 per share. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine.

ARTICLE VI. POWERS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VII. DIRECTORS

The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation.

ARTICLE VIII. LIMITATION OF DIRECTOR’S LIABILITY

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX. AUTHORITY TO AMEND CERTIFICATE OF INCORPORATION

This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by law, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article IX.

ARTICLE X. INCORPORATOR

The name and address of the incorporator of this corporation is:

Angela R. Schwab	c/o Western Wireless Corporation
3650 - 131st Avenue SE, Suite 400
Bellevue, WA 98006

THE UNDERSIGNED, being the incorporator herein above named, for the purpose of forming a Corporation to do business within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does hereby make and file this Certificate of Incorporation.

Date: May 22, 1998

/s/ Angela R. Schwab
Angela R. Schwab, Incorporator

u:\wspcII

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION BEFORE

PAYMENT OF ANY PART OF THE CAPITAL

OF

WIRELESS SYSTEMS PURCHASING II CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the following Certificate of Amendment of Certificate of Incorporation Before Payment of Any Part of the Capital of Wireless Systems Purchasing II Corporation is submitted for filing:

1. The name of the corporation (hereinafter called the “Corporation”) is Wireless Systems Purchasing II Corporation.

2. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

ARTICLE I

The name of this Corporation is PCS Wireless Systems Purchasing Corporation.

3. This Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The effective time of the amendment shall be upon filing.

The undersigned, pursuant to the laws of the State of Delaware, hereby executes this Certificate of Amendment of Certificate of Incorporation as his act and deed under penalty of perjury dated this 29th day of May, 1998.

/s/ Alan R. Bender
Alan R. Bender
Vice President
Secretary

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PCS WIRELESS SYSTEMS PURCHASING CORPORATION

PCS Wireless Systems Purchasing Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, by unanimous written consent of the Board of Directors of the Corporation followed by written consent of the holder of all of the outstanding stock entitled to vote thereon, the following resolutions proposing and declaring advisable an amendment to the Restated Certificate of Incorporation of the Corporation, were adopted by the Board of Directors and the Sole Shareholder of the Corporation:

RESOLVED, that the Board deems it advisable and in the best interests of the Corporation, and hereby recommends to the Sole Shareholder, and the Sole Shareholder hereby accepts the recommendation of the Board, that the Restated Certificate of Incorporation of the Corporation, be amended so as to change the name of the Corporation, and for that purpose, to amend Article I thereof to read as follows:

ARTICLE I

The name of the Corporation is T-Mobile Resources Corporation.

And be it further

RESOLVED, that Article I of the Restated Certificate of Incorporation be amended to read as aforesaid.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of September, 2005

/s/ David A. Miller
David A. Miller, Senior Vice President,
General Counsel & Secretary